Exhibit 99.1
September 14, 2026
DFDV Expands SOL Treasury to 2.39 Million SOL and Establishes $300 Million CHAD ATM to Fuel Continued Growth
Quarter-to-date, SOL has outperformed the Nasdaq-100 by 39%, and DFDV has outperformed SOL by 2x over that same period

CHAD ATM issuance is expected to occur at or above $10.00 per share, CHAD’s par value

Latest purchase expands treasury to 2,388,923 SOL and SOL equivalents

BOCA RATON, FL — September 14, 2026 — DeFi Development Corp. (Nasdaq: DFDV) (the "Company" or "DeFi Dev Corp."), the first U.S. public company with a treasury strategy built to accumulate and compound Solana ("SOL"), today announced that its total treasury holdings have grown by 55,491 SOL to approximately 2,388,923 SOL and SOL equivalents, an increase of approximately 2% since August 27, 2026, reflecting continued SOL purchases and organic treasury growth as the Company’s accumulation flywheel gains momentum.

The Company also announced that it has established an at-the-market (“ATM”) offering program for up to $300 million of its Variable Rate Series C Perpetual Preferred Stock (Nasdaq: CHAD) (“CHAD”). The shares will be offered pursuant to a sales agreement between the Company and R.F. Lafferty & Co., Inc., as sole sales agent. The Company intends to issue shares under the ATM program at or above $10.00 per share, CHAD’s par value. Net proceeds are intended primarily to fund additional SOL purchases.

Together, continued treasury growth and the new ATM capacity advance DFDV’s capital flywheel to raise capital, accumulate SOL, generate organic yield, and compound SOL per share (“SPS”) growth. With CHAD adding a new funding engine, the Company is expanding its ability to turn capital markets access into a larger productive asset base.

The SOL Accumulation Flywheel Is Gaining Momentum
“We are growing our SOL treasury, generating more organic yield, and delivering strong performance, with DFDV returning twice as much as SOL quarter-to-date,” said Joseph Onorati, Chief Executive Officer of DeFi Development Corp. “With a $300 million ATM now in place, we have the structure to scale CHAD into a meaningful new engine of growth—and we intend to issue at or above $10.00 par. The flywheel is spinning, and we now have more capacity to put it to work.”

$300 Million CHAD ATM Provides Additional Funding Capacity
The ATM program allows the Company to raise capital through CHAD sales over time, subject to market conditions, investor demand and the Company’s capital needs. Establishing the program does not represent an immediate capital raise, and the Company is not obligated to sell any shares. All issuance under the program is intended to occur at or above $10.00 per share. Learn more about CHAD at www.defidevcorp.com/chad.

For more information, visit defidevcorp.com. To stay up to date with the latest developments and insights, subscribe to our blog.

About DeFi Development Corp.
DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.
The Company is also an AI-powered online platform that connects the commercial real estate industry by providing value-add services and software subscriptions to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage. The Company’s data and software offerings are generally offered on a subscription basis as software as a service.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the anticipated issuance price of shares under the ATM program, the intended use of proceeds, and the Company’s ability to expand its SOL treasury and increase revenue, and can be identified by words such as "anticipate," "intend," "plan," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on the Company's current beliefs, expectations, and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside of the Company's control. The Company's actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.
Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: (i) fluctuations in the market price of SOL and any associated losses that the Company may incur as a result of a decrease in the market price of SOL; (ii) a failure for the demand for SOL, or activity on the SOL network, to continue to develop and grow as predicted in our DFDV Model or at all; (iii) volatility in our stock price, including due to future issuances of common stock and securities convertible into common stock; (iv) the effect of and uncertainties related to the ongoing volatility in interest rates; (v) our ability to achieve and maintain profitability in the future; (vi) the impact on our business of the regulatory environment and complexities of complying with such environment, including changes in securities laws or other laws or regulations; (vii) changes in the accounting treatment relating to the Company's SOL holdings; (viii) our ability to respond to general economic conditions; (ix) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (x) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth; and (xi) other risks and uncertainties more fully described in the section captioned "Risk Factors" in the Company's most recent Annual Report on Form 10-K and other reports we file with the SEC.

As a result of these matters, changes in facts, assumptions not being realized, or other circumstances, the Company's actual results may differ materially from the expected results discussed in the forward-looking statements contained in this press release. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact:
ir@defidevcorp.com

Media Contact:
press@defidevcorp.com